                                                                  Exhibit 9(b)-2

                                     FORM OF
                          SUB-ADMINISTRATION AGREEMENT

                                   May 1, 1997



First Data Investor Services Group, Inc.
One Exchange Place
53 State Street
Boston, MA 02109

Ladies and Gentlemen:

                  Sierra Fund Administration Corporation ("Sierra Administration"), a corporation organized under the laws of the State of California hereby confirms its agreement with First Data Investor Services Group, Inc. ("First Data"), a corporation organized under the laws of the Commonwealth of Massachusetts, regarding sub-administration services to be provided by First Data in connection with each of the investment funds offered from time to time by Sierra Trust Funds (individually, a "Fund," and together, the "Funds"). First Data agrees to provide services upon the following terms and conditions:


1.       Investment Description; Appointment

         Sierra Trust Funds, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), desires to employ the Trust's capital by investing and reinvesting (a) investments of the kind and in accordance with the limitations specified in (i) the Trust's Master Trust Agreement dated February 22, 1989, as amended from time to time (the "Trust Agreement"), and (ii) the prospectus(es) (the "Prospectus") and Statement of Additional Information relating to the Funds contained in the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the "Registration Statement") and (b) in such manner and to such extent as may from time to time be approved by the Trust's Board of Trustees. Copies of the Prospectus, the Statement of Additional Information and the Trust Agreement have been submitted to Sierra Administration and First Data. The Trust has agreed with Sierra Administration to provide copies of all amendments to the Prospectus, the Statement of Additional Information and the Trust Agreement to Sierra Administration and the sub-administrator on an on-going basis. Sierra Administration as the administrator, desires to employ and hereby appoints First Data to act as the Funds' sub-administrator. First Data accepts this appointment and agrees to furnish the services described herein for the compensation set forth below.

         2.       Services as Sub-Administrator

         Subject to the supervision and direction of Sierra Administration, the Trust's administrator, First Data will, at the direction of and to the extent specifically delegated to it from time to time by Sierra Administration, (a) supply the Trust with office facilities (which may be in First Data's own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services (including, but not limited to, the calculation of (i) the net asset value of shares of each Fund, (ii) applicable sales charges and (iii) distribution fees), internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; (b) prepare reports to the Trust's shareholders and materials for the Board of Trustees of the Trust; (c) prepare tax returns and reports to and filings with the Securities and Exchange Commission and state regulatory authorities; and (d) assist in other aspects of the administration of the Trust.

         3.       Compensation


                  (a) Sierra Administration will compensate First Data for its services rendered under this Agreement in accordance with the fees set forth in Schedule A attached hereto.

                  (b) The parties hereto will agree upon the compensation for acting as sub-administrator for any Fund hereafter established and designated, and at the time that First Data commences serving as such for said Fund, such agreement shall be reflected in a revised Schedule A hereto, dated and signed by an officer of each party hereto.

         4.       Expenses

         First Data will bear all expenses in connection with the performance of its services under this Agreement. The Trust will bear certain other expenses to be incurred in its operation, including: organizational expenses; taxes, interest, brokerage fees and commissions, if any; fees of trustees of the Trust who are not officers, directors or employees of each Fund's advisor, sub-advisor, administrator or sub-administrator or any of their affiliates; Securities and Exchange Commission fees and state Blue Sky qualification fees; out-of-pocket expenses of custodians, transfer and dividend disbursing agents and First Data and transaction charges of custodians; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Trust's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Trust and of the officers or Board of Trustees of the Trust; and any extraordinary expenses. In addition, each Fund pays a distribution fee pursuant to the terms of a Distribution Plan adopted under Rule 12b-1 of the Investment Company Act of 1940, as amended (the "1940 Act").

         5.       Standard of Care

         First Data shall exercise its best judgment in rendering the services listed in Paragraph 2 above. First Data shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except (a) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or (b) a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (each such breach, act or omission described in (a) or (b) shall be referred to as "Disqualifying Conduct").

         6.       Term of Agreement

         This Agreement shall become effective as of the date of this Agreement, as indicated above, and shall continue for an initial two year term and shall continue automatically from year-to-year thereafter unless terminated in accordance with the following sentence. This Agreement is terminable at any time, without penalty, on 60 days' written notice, by the Board of Trustees of the Trust or Sierra Administration or upon 90 days' written notice, by First Data.

         7.       Service to Other Companies or Accounts

         Sierra Administration understands that First Data now acts, will continue to act and may act in the future as administrator and/or sub-administrator to other investment companies or series of investment companies, and the Trust has no objection to First Data's so acting. Sierra Administration understands that the persons employed by First Data to assist in the performance of First Data's duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of First Data or any affiliate of First Data to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         8.       Representations of the Trust

         The Trust has represented to Sierra Administration that (i) a copy of the Trust Agreement is on file in the office of the Secretary of the Commonwealth of Massachusetts, (ii) the appointment of First Data has been duly authorized and (iii) it has acted and will continue to act in conformity with the requirements of the 1940 Act and other applicable laws.

         9.       Indemnification

         Sierra Administration shall indemnify and hold harmless First Data from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses), howsoever arising from or in connection with this Agreement or the performance by First Data of its duties hereunder; provided, however, that nothing contained herein shall require that First Data be indemnified for Disqualifying Conduct.

         10.      Limitation of Liability

         This Agreement has been executed on behalf of Sierra Administration by the undersigned officer of Sierra Administration in his capacity as an officer. The obligations of this Agreement with respect to each Fund shall be binding only upon the assets and property of each such Fund and not upon the assets and property of any other investment fund (i.e., Fund) of the Trust and shall not be binding upon any Trustee, officer or shareholder of the Trust and/or the Trust individually.

         11.      Assignment and Subcontracting

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that First Data may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. First Data may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by First Data.

         12.      Entire Agreement

         This Agreement constitutes the entire agreement between the parties hereto.

         13.      Governing Law

         This Agreement shall be governed in accordance with the laws of the Commonwealth of Massachusetts.

         If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                   Very truly yours,

                                   SIERRA FUND
                                     ADMINISTRATION CORPORATION



                                   By:
                                        ----------------------------------------
                                   Name:  Keith B. Pipes
                                   Title: Chief Financial Officer, Treasurer and
                                          Secretary


Accepted:

FIRST DATA INVESTOR SERVICES GROUP, INC.


By:
   ------------------------------------
Name:  Janet Shore
Title: Vice President, Division Manager

                                                                      SCHEDULE A

                                      FUNDS

                 Global Money Fund
                 U.S. Government Money Fund
                 California Money Fund
                 Short Term High Quality Bond Fund
                 Short Term Global Government Fund
                 U.S. Government Fund
                 Corporate Income Fund
                 California Municipal Fund
                 Florida Insured Municipal Fund
                 California Insured Intermediate Municipal Fund
                 National Municipal Fund
                 Growth and Income Fund
                 Growth Fund
                 Emerging Growth Fund
                 International Growth Fund
                 Target Maturity 2002 Fund

                                  FEE SCHEDULE*


       AVERAGE DAILY NET              ASSET            GROSS BASIS POINTS             MAXIMUM             NET BASIS
        ASSET INCREMENT               LEVEL           (INCREMENTAL ASSETS)           WAIVER (1)             POINTS
       -----------------              -----           --------------------           ----------           ---------
                                      $1.6B           $1,710,000                      $200,000           $1,510,000
Next     $1.3B                        $2.9B              4.52 BP                      $300,000              3.75 BP
Next     $1.7B                        $4.6B              4.29 BP                      $400,000              3.70 BP
Next     $3.1B                        $7.7B              3.62 BP                      $800,000              2.33 BP

*        All fees are per annum.

(1) First Data will participate with Sierra Administration and Sierra Investment Advisors Corporation ("Sierra Advisors") in waiving fees as specified below and will reduce the waivers in conjunction with Sierra Administration and Sierra Advisors reducing their waivers as measured by the residual revenue to Sierra Administration and Sierra Advisors as defined below.

                                                                      SCHEDULE A
                                                                     (CONTINUED)



                                      POST WAIVER
           ASSET                      MEASUREMENT                    NET
           LEVEL                      POINTS (2)                    WAIVER
           -----                      ----------                    ------
           $1.6B                     <.20% of ANA*                 $200,000
                                     >.20% of ANA                  $100,000
                                     >.25% of ANA                  $      0
           $2.9B                     <.20% of ANA                  $300,000
                                     >.20% of ANA                  $150,000
                                     >.25% of ANA                  $      0
           $4.6B                     <.20% of ANA                  $400,000
                                     >.20% of ANA                  $200,000
                                     >.25% of ANA                  $      0
           $7.7B                     <.20% of ANA                  $800,000
                                     >.20% of ANA                  $400,000
                                     >.25% of ANA                  $      0


(2) Advisory Fee and Administrative Fee, net of amounts paid to subadvisors, subadministrator and amounts waived to the Fund

*        ANA = Average Net Assets